Exhibit 99.1

AgFeed Industries Completes Acquisitions of 4 Producing Commercial Hog Farms, Expects New Farms to be Immediately Accretive to 2008 Earnings.

New York, New York —September 10, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced that the Company has completed the 4 commercial hog farm acquisitions previously announced on August 25, 2008. It is estimated that these producing hog farms will contribute approximately 50,000 hogs annually to AgFeed. All of AgFeed’s acquired hog farms are immediately accretive to its current year earnings.

AgFeed paid on average less than 2 times projected annual net income for these acquisitions. AgFeed’s expanding market leader positions in both premix feed and hog production have created strong negotiating power for the Company.

Songyan Li, Ph.D., AgFeed’s Chairman commented: ”AgFeed currently benefits from declining raw material costs and expanded profit margins in our hog production. In addition, hog market price fluctuations in certain markets have created golden buying opportunities for AgFeed as we are able to acquire quality producing hog farms at lower valuation than before. We are seeing greater value in the marketplace and we have identified multiple additional farm acquisition targets. With a strong balance sheet and plenty of cash flow from operations, AgFeed plans to continue our hog farm acquisition strategies throughout the rest of 2008.”

About AgFeed Industries, Inc.

AgFeed Industries, Inc. (www.agfeedinc.com) is a US company with its primary operations in China. AgFeed has two profitable business lines - premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world’s largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US. China also has the world’s largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:	U.S. Contact:
Mr. Arnold Staloff	Corporate Contact:
Independent Board Member	Gerry Daignault
AgFeed Industries, Inc.	Chief Operating Officer
Tel: 212-631-3510	Tel: 615-480-7847